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                                                                   Exhibit 10.11

                      PLANTING AGREEMENT FOR CROP YEAR 2005

THIS AGREEMENT is made this 28th day of March, 2005, by and between Bettger Brothers Partnership, (hereinafter referred to as "Leasee") and Advanced BioEnergy, LLC, a Delaware limited liability company (hereinafter referred to as "Optionee").

                              W I T N E S S E T H:

WHEREAS, Leasee is the sole leaseholder of real estate further described as the North half of the Northeast quarter and Southwest quarter of Northeast quarter of Section 36-8-3d , Fillmore County, Nebraska (hereinafter referred to as "Premises"); and

WHEREAS, Optionee desires to acquire said property from WDB Inc. in accordance with the terms and conditions of signed Option Agreement of which a copy will be provided.

IN CONSIDERATION of the covenants and promises contained hereafter, it is agreed:

     1. CROP: That Leasee will plant beans on the Premises for the crop year of 2005 and will agree not to plant seed corn or commercial corn as was previously planned.

     2. CONSIDERATION: Advanced BioEnergy will pay $150 per plantable acre for loss of potential profit from planting seed corn or commercial corn. Advanced BioEnergy will also pay $40 per acre for cost already incurred for fertilizer that was put down in anticipation of a seed corn crop for 2005. It is estimated that 110 acres of land are farmed on the Premises. The parties agree that there is valid and sufficient consideration for this Agreement based on this sum, and the mutual obligations herein contained. Payment will be made within 15 days of receiving this fully executed agreement.

     3. INSPECTION RIGHTS: Optionee shall, during the term of this Option Agreement, have the unrestricted rights to enter upon the subject property for purposes of performing any and all due diligence necessary to Optionee's determination to purchase the subject property in its sole discretion including, but not limited to, the taking of soil samples. Optionee understands and agrees that during the term of this Option Agreement Leasee shall have the full and unrestricted right to plant irrigated beans on the subject property. Should Optionee, as a part of its inspection, damage any of the growing crop on the subject property, Optionee shall be responsible for the payment of the fair market value thereof to Optionor as calculated under the terms of paragraph 4(k) above.

     4. CROP DAMAGE: In the event that Optionee's due diligence and/or closing and conveyance of the Property to Optionee shall occur after Leasee plants crops, but before harvest of those crops, the parties hereto mutually agree that Leasee shall have the right, upon notice to the Optionee and at the Leasee's convenience, to harvest any crops not destroyed, directly or indirectly, by the Optionee in the process of its due diligence and/or its constructing of the ethanol plant and related improvements thereto. The Optionee shall have no duty to preserve any of such crops, and the Leasee accepts as liquidated damages (in lieu of any and all other damages) an amount equal to 120% of the actual per acre crop input cost incurred by Bettger Brothers Partnership on the Premises for the applicable crop multiplied by the number of acres, or fractional acres, of crop destroyed on the Property by the Optionee prior to the harvest of such crop acres by the Leasee. The number of such acres destroyed shall be measured by a third-party as the parties hereto may mutually identify.

IN WITNESS WHEREOF, said parties hereto subscribe their names.

LEASEE:                            OPTIONEE:

BETTGER BROTHERS PARTNERSHIP       ADVANCED BIOENERGY, LLC

By: /s/ Paul Bettger               By: /s/ Revis L. Stephenson
    -----------------------------      -----------------------------
    Paul Bettger                       Revis L. Stephenson - Chairman